Exhibit 99.1

OSI RESTAURANT PARTNERS, LLC
THIRD QUARTER RESULTS

Tampa, Florida – November 12, 2010 - OSI Restaurant Partners, LLC today reported that revenues for the three months ended September 30, 2010 increased by 1.3% to $852,637,000 as compared with $841,781,000 during the same quarter last year.

Net loss attributable to OSI Restaurant Partners, LLC for the quarter was $(7,708,000) compared with $(20,196,000) for the same period in 2009.  For the nine months ended September 30, 2010, net income attributable to OSI Restaurant Partners, LLC improved to $8,947,000 compared with a net loss of $(24,110,000) for the same period in 2009.

Liz Smith, Chief Executive Officer, remarked, “We made good progress this quarter against our 2010 key objectives of revitalizing top line, elevating organizational effectiveness and accelerating continuous productivity to fund growth.  We were pleased with our comparable-store sales growth across all of our major concepts, which outpaced restaurant segment comparable sales estimates.   Our revenue growth, combined with efficiency improvements, drove improved cash flow compared to prior year.  Over the remainder of the year, we will continue our balanced approach to investing for long term sustainable growth combined with gaining market share over the near term in a challenging environment.”

Third Quarter – Comparable-Store Sales

Comparable-store sales for the Company’s significant restaurant brands for the quarter ended September 30, 2010 compared to the same quarter in 2009 changed by approximately:

Quarter ended September 30, 2010	Company - owned	Franchise and development joint venture (1)	System-wide
Domestic comparable-store sales (stores open 18 months or more)
Outback Steakhouse	3.0%	0.9%	2.7%
Carrabba’s Italian Grill	4.9%	5.2%	4.9%
Bonefish Grill	7.6%	11.1%	7.8%
Fleming’s Prime Steakhouse and Wine Bar	7.3%	n/a	7.3%
_________________
(1)
These sales do not represent sales of OSI Restaurant Partners, LLC and are presented only as an indicator of changes in the Company’s restaurant system, which management believes is important information about the Company’s restaurant brands.

Earnings Call

The Company will host a conference call today at 10:00 a.m. Eastern Standard Time to discuss its financial results for the three and nine months ended September 30, 2010, which were filed with the Securities and Exchange Commission (“SEC”) earlier this morning. The call will be hosted by Dirk Montgomery, Chief Financial Officer.

The earnings call will be broadcast live over the Internet and interested parties may listen to the webcast via the Company’s website at www.osirestaurantpartners.com under the Investor Relations section.

A replay of the discussion will be available shortly after the earnings call.

Cautionary Statement

This press release should be read in conjunction with the financial statements and financial notes thereto included in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2010 (the “Form 10-Q”) and the supplemental financial information included in the Company’s Current Report on Form 8-K filed earlier this morning with the SEC.

This press release includes statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of Section 27A of the Securities Exchange Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements are based on the current expectations of management.  The Company is subject to a number of risks and uncertainties that could cause actual results to differ materially from historical periods and from the forward-looking statements included in this document, including, but not limited to, price and availability of commodities, such as beef, chicken, shrimp, pork, seafood, dairy, potatoes, onions and energy supplies, which are subject to fluctuation and could increase or decrease more than the Company expects; interest rate changes, compliance with debt covenants and the Company’s ability to make debt payments since it is significantly leveraged as a result of the merger transaction on June 14, 2007; the availability of credit presently arranged from our revolving credit facilities and the future cost and availability of credit; interest rates; inflation or deflation; increases in unemployment rates and taxes; increases in labor and health insurance costs; changes in consumer tastes and the level of acceptance of the Company's restaurant concepts (including consumer acceptance of our prices); consumer reaction to public health issues; consumer perception of food safety; local, regional, national and international economic conditions; consumer confidence and spending patterns; the seasonality of the Company’s business; weather, acts of God and other disasters; demographic trends; the cost of advertising and media; and government actions and policies.  Further information on potential factors that could affect the financial results of the Company is included in its 2009 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2010 and in its Form 10-Q. The Company assumes no obligation to update the information in this press release, except as required by law.

About OSI Restaurant Partners, LLC

OSI Restaurant Partners, LLC’s portfolio of brands consists of Outback Steakhouse, Carrabba’s Italian Grill, Bonefish Grill, Fleming’s Prime Steakhouse & Wine Bar and Roy’s.  It has operations in 49 states and 23 countries internationally.

Contact:
Dirk Montgomery
Chief Financial Officer of OSI Restaurant Partners, LLC
(813) 282-1225